Exhibit 99

                      Richard L. Bready, Chairman
                      Richard J. Harris, Vice President
CONTACT:  (401) 751-1600

RELEASE:    IMMEDIATE

NORTEK ANNOUNCES TERMINATION OF OFFERING
OF SENIOR SUBORDINATED NOTES

PROVIDENCE, RI, January 31, 2001--Nortek, Inc. (NYSE:NTK) today announced that it has terminated its previously announced plans to conduct an offering of approximately $225 million of senior subordinated notes due 2011.

Richard L. Bready, Chairman and Chief Executive Officer, said, "The principal purpose of the offering was to refinance the Company's existing 9 7/8% senior subordinated notes due 2004 with new notes on more favorable terms. However, current market conditions do not allow us to achieve sufficiently attractive terms on a new issue at this time. Subject to market conditions, we expect to continue to look for an appropriate future opportunity to refinance the 9 7/8% notes which do not mature for another three years."

Nortek* is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. The Company offers a broad array of products for improving the environments where people live and work. Its products include range hoods and other spot ventilation products, heating and air conditioning systems, wood and vinyl windows and doors, vinyl siding products, indoor air quality systems, and specialty electronic products.

*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the Company's reports and filings with the Securities and Exchange Commission.

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